                                  EXHIBIT 16.1

June 30, 2005



Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 10, 2005, of the EZCORP, Inc. 401(k) Plan and Trust, and are in agreement with the statements contained in the first sentence of paragraph 1, and paragraphs 2, 3, 4, and 5 in their entirety. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,

/s/ Ernst & Young LLP
ERNST & YOUNG LLP